UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 28, 2024

REBORN COFFEE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41479	47-4752305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

580 N. Berry Street, Brea, CA	92821
(Address of principal executive offices)	(Zip Code)

(714) 784-6369

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	REBN	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement.

Private Placement of Common Stock

From May 28, 2024 through June 21, 2024, Reborn Coffee, Inc., a Delaware corporation (“the Company”), closed private placement transactions with three “accredited investors” (the “Investors”), as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the private placement transactions, the Company entered into securities subscription agreements (the “Subscription Agreements”) with the Investors pursuant to which the Company offered and sold to the Investors a total of 381,819 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), at a purchase price of $2.75 per share for 181,819 Shares and $3.00 for 200,000 Shares, for aggregate gross proceeds of approximately $1.1 million. The Company intends to use the net proceeds from the sale of the Shares for working capital and general corporate purposes.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Subscription Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1, and which is incorporated herein by reference.

Convertible Note Private Sale

On August 29, 2024, the Company, issued a convertible promissory note (the “Promissory Note”) in the original principal amount of $500,000, to Quen Inno Tech Co., Ltd. (the “Holder”). The Holder paid a purchase price of $500,000 to the Company for the Promissory Note.

The Promissory Note accrues interest at an annual rate of 0%; however, the interest rate will increase to an annual rate of 10% upon the occurrence of an event of default. Beginning on August 21, 2025, and continuing on the same day of each successive calendar month thereafter, the Company is required to make installment payments on the Promissory Note until it is fully repaid or the Holder has converted the outstanding balance into shares of the Company’s Common Stock. At any time, subject to certain ownership limitations, the Holder may convert any portion of the outstanding and unpaid principal, interest, or other amounts outstanding under the Promissory Note into Common Stock at a price equal to $3.36 per share. In addition, the Promissory Note grants the Company the right to redeem early a portion or all of the amount under the Promissory Note prior to its maturity or conversion at a 15% premium.

The Promissory Note contains customary representations and warranties for the benefit of the Holder. The representations, warranties and covenants contained in the Promissory Note were made only for purposes of the Promissory Note and as of specific dates, were solely for the benefit of the parties to such agreement and are subject to certain important limitations.

The foregoing description of the Promissory Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Promissory Note, which is attached to this Current Report on Form 8-K as Exhibit 10.2, and which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in “Item 1.01 Entry into a Material Definitive Agreement” relating to the issuance of the Shares and the Promissory Note is incorporated by reference herein in its entirety. The Company has issued the Shares and the Promissory Note pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2) and/or Rule 506(b) of Regulation D promulgated thereunder and intends to issue any shares of Common Stock issuable upon conversion of the Promissory Note pursuant to the same exemption. The Investors and the Holder are “accredited investors” as such term is defined in Regulation D promulgated under the Securities Act.

Item 7.01 Regulation FD Disclosure

On August 29, 2024, the Company issued a press release announcing the issuance of the Promissory Note to the Holder. A copy of the press release is included as Exhibit 99.1 and is hereby incorporated by reference.

Exhibit 99.1 is being furnished pursuant to Item 7.01 and will not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report will not be deemed an admission as to the materiality of any information in this Item 7.01, including Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No	Exhibit
10.1	Form of Securities Subscription Agreement
10.2	Convertible Promissory Note issued August 29, 2024, by the Company to Quen Inno Tech Co., Ltd.
99.1	Press Release of the Company dated August 29, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 29, 2024

REBORN COFFEE, INC.

By:	/s/ Jay Kim
Name:	Jay Kim
Title:	Chief Executive Officer

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